Exhibit 23.1

KPMG LLP
2755 Augustine Drive
Suite 701
Santa Clara, CA 95054

Consent Of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2026, with respect to the consolidated financial statements of AEye, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Santa Clara, California

May 19, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.